EXHIBIT 21
COGNEX CORPORATION
SUBSIDIARIES OF THE REGISTRANT
As of December 31, 2010, the registrant had the following subsidiaries, the financial statements of which are all included in the consolidated financial statements of the registrant:

NAME OF	STATE/COUNTRY OF	PERCENT
SUBSIDIARY	INCORPORATION	OWNERSHIP
Cognex Asia, Inc. (formerly Cognex China, Inc.)	Delaware	100%
Cognex Canada, Inc.	Delaware	100%
Cognex Canada Technology, Inc.	California	100%
Cognex Europe, B.V.	Netherlands	100%
Cognex Europe, Inc.	Delaware	100%
Cognex Finland Oy	Finland	100%
Cognex Foreign Sales Corporation	Barbados	100%
Cognex Germany, Inc.	Massachusetts	100%
Cognex Hungary Kft.	Hungary	100%
Cognex International, Inc.	Delaware	100%
Cognex K.K.	Japan	100%
Cognex Korea, Inc.	Delaware	100%
Cognex, Ltd.	Ireland	100%
Cognex Sensors India Private Limited	India	100%
Cognex Service Ltd.	Ireland	100%
Cognex Singapore, Inc.	Delaware	100%
Cognex Taiwan, Inc.	Delaware	100%
Cognex Technology and Investment Corporation	California	100%
Cognex UK Ltd.	United Kingdom	100%
Cognex Vision Inspection System
(Shanghai) Co., Ltd.	China	100%
Vision Drive, Inc.	Delaware	100%
Vision Drive Retail LLC	Massachusetts	100%